SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): July 13, 1998

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)

        DELAWARE                                0-19281                                54-1163725
(State of Incorporation)                 (Commission File No.)             (IRS Employer Identification No.)

                             1001 North 19th Street
                            Arlington, Virginia 22209
          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE
          (Former Name or Former Address, if changed since last report)



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ITEM 5.   OTHER EVENTS

     This report is filed to file with the  Securities  and Exchange  Commission
(i) the press release issued on July 21, 1998, announcing the Company's second quarter earnings and the Company's intention to offer 6,500,000 shares of its common stock and $200,000,000 aggregate principal amount of its Convertible Junior Subordinated Debentures due 2005 and (ii) the Company's statement of its ratio of earnings to fixed charges for the first quarter of 1998 (the Company's statement of such ratio for the last five fiscal years having been previously filed as an exhibit to the Company's Annual Report on Form 10-K for 1997). The press release and the Company's statement of its ratio of earnings to fixed charges are each incorporated herein by reference to Exhibits 12 and 20 attached hereto.

     This report is also filed to file with the Securities and Exchange Commission the following recent developments with respect to the Company:

     In May, subsidiaries of AES completed the purchase of three electric generating stations from Southern California Edison ("Edison") for approximately $781 million. In connection with the acquisition, the Company obtained $713 million of non-recourse project financing. AES Alamitos (Long Beach), AES Redondo Beach and AES Huntington Beach all fire natural gas with a combined summer peak generating capacity of 3,956 megawatts (MW). AES has contracted to provide fuel conversion services from the facilities to Williams Energy Services Company ("Williams"). Under the long term agreement, Williams delivers gas to the plants and owns and markets the electrical output. Project debt financing for the acquisition was provided by a syndicate of banks. Pursuant to California's electricity restructuring law, Edison will remain under contract to operate and maintain the facilities for two years, after which AES will assume operations.

     In May, a subsidiary of AES entered into an agreement with Hanwha Energy Co., Ltd. of South Korea ("Hanwha") to acquire Hanwha's power generation assets located in the City of Inchon, South Korea, consisting of 1,500 MW in operation and an additional 300 MW under construction, for approximately $873 million. Closing of the transactions contemplated by the agreement is subject to significant conditions including negotiation and execution of definitive documentation. The agreement requires AES to (i) fund $371 million of the purchase price upon execution of a Business Transfer Agreement and satisfaction of certain conditions precedent contained therein, (ii) assume up to approximately $273 million of existing project debt and leases upon closing, and
(iii) commit to fund the remaining $230 million towards construction of the additional 300 MW. In connection with this potential transaction, AES has entered into a $380 million standby non-recourse bridge loan, secured by approximately 4 million shares of Common Stock, to fund the intial $371 million payment. There can be no assurances that the Hanwha acquisition will be consummated.

     In June, a subsidiary of the Company raised $173 million of non-recourse project financing for the $230 million AES Merida III 484 MW gas-fired combined cycle power plant currently under construction in the City of Merida, Yucatan, Mexico. When constructed and in operation, the new facility will provide power to the state utility in Mexico, Comision Federal de Electricidad, under a 25 year power purchase agreement.

     In June, a subsidiary of AES was selected by the Bangladesh Power Development Board as the First-Ranked Sponsor to build, own and operate a 450 MW
(net) gas-fired combined cycle power plant at a site 12 miles southeast of Dhaka, Bangladesh on the Meghna River (the "Meghnaghat Project"). The site is about 3 miles from AES's Haripur project, a 360 MW gas-fired plant that is currently under development. AES was awarded the Haripur project in January 1998. Electricity from the Meghnaghat project is anticipated to be sold to the Bangladesh Power Development Board under the terms of a 22 year power purchase agreement, which is expected to be signed shortly. Commercial operations of the Meghnaghat plant is expected to commence in the year 2000. Titus Gas Transmission and Distribution Company, a subsidiary of Petrobangla, will supply natural gas to the facility from a nearby pipeline for the term of the power purchase agreement.

     In June, a subsidiary of AES acquired 90% of Empresa Distribuidora de La Plata S.A. ("EDELAP"), an electric distribution company in the province of Buenos Aires, Argentina for approximately $350 million from a joint venture of Houston Industries Energy, Inc. and a subsidiary of Techint S.A., an Argentine industrial firm. EDELAP serves approximately 278,000 customers in and around the city of La Plata, the capital of Buenos Aires Province. A $193 million non-recourse loan provided for a portion of the purchase price. The balance of the purchase price was financed through a $165 million bridge loan to a subsidiary of AES. (the "EDELAP Bridge").

     In July, two subsidiaries of AES, AES Lal Pir Limited ("AES Lal Pir") and AES PakGen (Pvt) Company ("AES PakGen"), received "Notices of Intent to Terminate" certain project agreements from the Government of Pakistan. AES Lal Pir is a 351 MW (net) oil-fired thermal power plant located in the Punjab Province of Pakistan. AES PakGen is a 344 MW (net) oil-fired thermal power plant located adjacent to AES Lal Pir. The notices issued to these projects assert that AES's subsidiaries made inaccurate anti-corruption representations to the Government of Pakistan. AES believes that these notices are similar to notices received by other independent power producers in Pakistan. AES


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

     strongly denies the allegations made in the Notices of Intent to Terminate and intends to vigorously pursue all available legal options to enforce and preserve its contractual rights under the project agreements. To that end, in August 1998, AES Lal Pir and AES PakGen filed a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration seeking a declaration that the purported Notices of Intent to Terminate are invalid because, among other things, the allegations contained therein have no basis in fact, there has been no breach or event of default of any of the project documents relating to the allegations and the Government of Pakistan has provided no evidence to substantiate any of the allegations. Despite these notices, both plants continue to operate normally and the customer, the Pakistan Water and Power Development Authority, has continued to make its payments in accordance with the contracts.

     On August 3, 1998, the Company announced that it won a bid to acquire six coal-fired, electric generating plants from NGE Generation, Inc., an affiliate of New York State Electric & Gas Corporation ("NYSEG"), for approximately $950 million. The facilities represent the bulk of NYSEG's coal-fired generation assets and were auctioned as part of NYSEG's implementation of its restructuring plan in accordance with New York's introduction of wholesale and retail competition into the state's electricity generation market.The six facilities, located in western and west-central New York, are Kintigh (675 MW), Milliken (306 MW), Goudey (126 MW), Greenidge (161 MW), Hickling (85 MW) and Jennison (71
MW). The facilities include low cost generating plants and, with the exception of some of the smaller units, are expected to run as based-load units in a competitive New York electricity generation market. Sulfur dioxide scrubbers have already been installed at the largest plants, Kintigh and Milliken. The acquisition is expected to be completed during the first quarter of 1999 and is subject to customary closing conditions, including the receipt of various governmental approvals. The Company currently intends to finance its acquisition of NYSEG through one or any combination of the following: (i) borrowings under its revolving credit facility; (ii) issuance of non recourse debt by a subsidiary; (iii) issuances of debt or equity by the Company; or (iv) borrowings under a bridge facility.


     EXHIBITS

     The following are filed as Exhibits to this Report.

     Exhibit 4 Form of First Supplemental Indenture (Supplemental to Junior Subordinated Debt Securities Indenture between The Company and The First National Bank of Chicago),

     Exhibit 12 Statement of the Company's Ratio of Earnings to Fixed Charges

     Exhibit 20 News Release announcing the Company's second quarter earnings and the offering of common stock and convertible debentures by the Company


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   THE AES CORPORATION

     Date: August 4, 1998                          By /s/ William Luraschi
                                                     ---------------------------
                                                        (signing officer)




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